Filed Pursuant to Rule 433

Registration Nos. 333-214360 and 333-214360-01

September 5, 2017

NiSource Finance Corp.

$750,000,000 3.950% Notes due 2048

Unconditionally Guaranteed by NiSource Inc.

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated September 5, 2017)

Issuer:	NiSource Finance Corp.

Guarantor:	NiSource Inc.

Security:	3.950% Notes due 2048 (the “Notes”)

Ratings (Moody’s; S&P; Fitch)*:	Baa2 (stable)/BBB+ (stable)/BBB (stable)

Size:	$750,000,000

Public Offering Price:	99.892% of the principal amount

Maturity Date:	March 30, 2048

Benchmark Treasury:	3.000% due May 15, 2047

Benchmark Treasury Price/Yield:	106-19+/2.676%

Spread to Benchmark Treasury:	T+128 basis points

Yield to Maturity:	3.956%

Optional Redemption Terms:

Make-whole call at any time prior to September 30, 2047 (the par call date) at 20 basis points spread over Treasury Benchmark (calculated to the par call date).

Callable on or after the par call date at par.

Coupon:	3.950%

Interest Payment Dates:	March 30 and September 30 of each year beginning March 30, 2018

Initial Interest Accrual Date:	September 14, 2017

Format:	SEC Registered

Transaction Date:	September 5, 2017

Expected Settlement Date:	September 14, 2017 (T+7)

CUSIP/ISIN:	65473Q BG7/ US65473QBG73

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC The Huntington Investment Company Scotia Capital (USA) Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC, toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC, toll-free at 1-866-718-6149 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.